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                                                                   EXHHIBIT 99.1

         LETTER TO BOARD OF DIRECTORS OF THE ISSUER, DATED JUNE 3, 1997


3 June 1997

Board of Directors
Faulding Inc
200 Elmora Avenue
Elizabeth
New Jersey 07207


Dear Sirs,

The Board of Directors of FH Faulding & Co Limited ("Faulding") has authorised me to make a proposal on behalf of Faulding to acquire all of the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Faulding Inc not currently owned by Faulding at a price of US$12 per share in cash.

As you know, Faulding has owned a substantial majority of the outstanding shares of Common Stock since 1989 and Faulding currently owns approximately 64% of the Company's outstanding Common Stock and approximately 73% of the Common Stock on a fully diluted basis. Faulding believes it would be in the mutual best interest of Faulding, Faulding Inc and the shareholders of Faulding Inc for Faulding to acquire the shares of Common Stock that it does not already own on the terms and conditions set forth in this letter.

Faulding is prepared to enter into a merger agreement pursuant to which a newly organised United States subsidiary of Faulding would be merged into Faulding Inc as a result of which a subsidiary of Faulding would acquire all of the issued and outstanding shares of Common Stock that are not currently owned by it at a price of US$12 per share in cash. The merger agreement would be in a form customary for transactions of this type. Our proposal presumes that there will be no material adverse change in the results or operations, business or financial condition of Faulding Inc and its subsidiaries taken together.

We believe that this proposal is fair to the minority stockholders of Faulding Inc. It provides a substantial premium to recent market prices to holders of Faulding Inc's Common Stock and enables Faulding Inc's shareholders to receive cash for their shareholdings now at a premium per share price which they are unable to recognise in the market. The US$12 offer price represents a premium of approximately 78%, 28% and 11% over the average of the closing market price of Faulding Inc's Common Stock during the latest twelve-month, three-month and one-month periods, respectively. Furthermore, the offer price represents


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a multiple of approximately 25 times the average of the publicly forecasted earnings per share for the fiscal year ending June 30, 1998.

Because of Faulding's holdings in Faulding Inc and my service on Faulding Inc's Board, I believe that our proposal should be considered by a committee of the Board consisting of independent directors advised by independent legal and financial advisers selected by them. I would like to arrange a telephonic meeting of the Board as soon as possible to create this committee.

As with any firm proposal of this nature, time is of the essence. We are in a position to proceed on an expedited basis.


Yours sincerely,




Edward D. Tweddell
CEO/Group Managing Director